EXHIBIT 4.4

WARRANT

THESE SECURITIES AND THE SECURITIES ISSUABLE UPON THEIR EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED UNLESS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, A "NO-ACTION" LETTER FROM THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION” OR THE “SEC”) WITH RESPECT TO SUCH TRANSFER, A TRANSFER MEETING THE REQUIREMENTS OF RULE 144 OF THE COMMISSION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

Dinewise, Inc.

WARRANT NO. FEBRUARY 2007 101

Dated: February 16, 2007

Dinewise, Inc., a corporation organized under the laws of the State of Nevada (the “Company”), hereby certifies that, for value received from Dutchess Private Equities Fund, Ltd., a Cayman Island exempted company (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company up to a total of  four million (4,000,000) shares of the common stock, $0.001 par value per share (the “Common Stock”), of the Company (the “Warrant Shares”), at an exercise price equal to 25/100 ($.25) per share (the “Exercise Price”).  This Warrant may be exercised on a cashless basis anytime after the vesting period outlined in Section 3 (d) through and including the fifth (5th) anniversary of its original issuance as noted above (the “Expiration Date”), subject to the following terms and conditions:

1.

Registration of Warrant.  The Company shall, from time to time and whenever requested by the Holder, register this Warrant in conformity with records to be maintained by the Company for such purpose (the “Warrant Register”) in the name of the Holder.  The Company shall treat the registered Holder of this Warrant as the absolute owner hereof for any and all purposes, including the exercise hereof or any distribution to the Holder, and the Company shall not be affected by notice to the contrary.

2.

Registration of Transfers and Exchanges.

_______   _________   ________

  PR               TM                DHL

 (a)

The Company or the transfer agent shall enter or record the transfer of all or any portion of this Warrant in the Warrant Register, upon surrender of this Warrant to the Company at the address for notice set forth in, or as changed pursuant to, Sections 11 or 12.  hereof.  Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant hereinafter referred to as a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the Holder.  The acceptance by the New Warrant by the transferee thereof shall be deemed the acceptance of such transferee of all of the rights and obligations of a holder of the Warrant.

(b)

This Warrant is exchangeable, upon the surrender hereof by the Holder to the Company at the address for notice set forth in, or as changed pursuant to, Sections 11 or 12. hereof for one or more New Warrants, evidencing in the aggregate the right to purchase the number of Warrant Shares which may then be purchased hereunder.  Any such New Warrant shall  be dated as of the date of such exchange.

3.

Duration and Exercise of Warrants.

(a)

This Warrant shall be exercisable by the registered Holder on any business day before 5:00 P.M., Boston time, at any time and from time to time on or after the date hereof to and including the Expiration Date.  At 5:00 P.M., Boston time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value.  Prior to the Expiration Date, the Company may not call or otherwise redeem this Warrant without the prior written consent of the Holder, which consent shall be given or withheld at the sole and absolute discretion of the Holder.

(b)

Subject to Section 2(b), Section 6 and Section 10 hereof, upon: (x) surrender of this Warrant, together with the Form of Election to Purchase attached hereto duly completed and signed, to the Company at its address for notice set forth or as changed pursuant to, Sections 11 or 12; and (y) payment of the Exercise Price multiplied by the number of Warrant Shares that the Holder intends to purchase hereunder, in the manner provided hereunder, all as specified by the Holder in the Form of Election to Purchase, the Company shall promptly (but in no event later than five (5) business days after the Date of Exercise (as defined below)) issue or cause to be issued and cause to be delivered to the Holder in such name(s) as the Holder may designate, a certificate for the Warrant Shares issuable upon such exercise and free of restrictive legends unless (i) a registration statement covering the resale of the Warrant Shares and naming the Holder as a selling stockholder thereunder is not then effective or the Warrant Shares are not freely transferable without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act then the Warrant Shares will bear a Securities Act restrictive legend, or (ii) this Warrant shall have been issued pursuant to a written agreement between the original Holder and the Company, as required by such agreement.  Any person so designated by the Holder to receive Warrant Shares shall be deemed to have become holder of record of such Warrant Shares as of the Date of Exercise of this Warrant.  A “Date of Exercise” means the date on which the Company shall have

_______   _________   ________

  PR               TM                DHL

received (I) this Warrant (or any New Warrant, as applicable), together with the Form of Election to Purchase attached hereto (or attached to such New Warrant) appropriately completed and duly signed; and (II) payment of the Exercise Price for the number of Warrant Shares so indicated by the holder hereof to be purchased.

(c)

This Warrant shall be exercisable in its entirety or, from time to time, for a portion of the number of Warrant Shares.  If less than all of the Warrant Shares which may be purchased under this Warrant are exercised at any time, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares for which no exercise has been evidenced by this Warrant.  In the event the Common Stock representing the Warrant Shares is not delivered per the written instructions of the Holder within five (5) business days after the Notice of Election and Warrant is received by the Company (the “Delivery Date”), then the Company shall pay to Holder in cash three percent (3.0%) of the dollar value of the Warrant Shares to be issued per month, pro rata for partial periods,  after the Delivery Date that the Warrant Shares are not delivered.  The Company acknowledges that its failure to deliver the Warrant Shares by the Delivery Date will cause the Holder to suffer damages in an amount that will be difficult to ascertain.  Accordingly, the parties hereto agree that it is appropriate to include in this Warrant this provision for liquidated damages.  The parties hereto acknowledge and agree that the liquidated damages provision set forth in this section represents the parties’ good faith effort to quantify such damages and therefore agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty.  Notwithstanding the foregoing, the payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Warrant.  The Company shall make any payments incurred under this Section 3 in immediately available funds within five (5) business days from the date of issuance of the applicable Warrant Shares.  Nothing herein shall limit Holder’s right to pursue actual damages or cancel the Notice of Election for the Company’s failure to issue and deliver Common Stock to the Holder within seven (7) business days following the Delivery Date.

(d)

The Holder shall have the right to exercise five hundred thousand (500,000) shares of the Common Stock immediately upon the date of this Agreement.  On June 30, 2007, and for each three month period following, while there is an outstanding balance on the Face Amount of the Debenture of even date herewith between the Holder and the Company (the “Debenture”), the Holder shall have the right to exercise an additional five hundred thousand (500,000) shares of Common Stock.   The Holder shall have the right to exercise the Warrant on or before the Expiration Date

4.

Registration Rights.  This Warrant shall not carry registration rights.  The Company agrees to use its best efforts to permit the resale of the Warrant Shares pursuant to Rule 144(k) or Rule 144A promulgated under the Securities Act. The Company will pay all expenses in connection therewith and as outlined in the Debenture.

5.      Payment of Taxes.  Upon the exercise of this Warrant, the Company will pay all documentary stamp taxes attributable to the issuance of Warrant Shares; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder.  The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

6.

Replacement of Warrant.  If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and indemnity, if requested, satisfactory to it.  Applicants for a New Warrant under such circumstances shall comply with such other reasonable regulations and procedures and pay such other reasonable charges as the Company may prescribe.

7.

Reservation of Warrant Shares.  The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 8 hereof).  The Company covenants that all Warrant Shares that shall be so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.  If the Company does not have a sufficient amount of Common Stock authorized to reserve for the Warrant Shares, it shall, as soon as reasonably practicable, use its best efforts to increase the number of its authorized shares such that the Company will have a sufficient amount of Common Stock authorized to reserve for the Warrant Shares.

8.

Certain Adjustments.  The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 8.  Upon each such adjustment of the Exercise Price pursuant to this Section 8, the Holder shall thereafter but prior to the Expiration Date be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of Warrant Shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

(a)

An adjustment shall be made, if the Company, at any time while this Warrant is outstanding (i) pays a stock dividend (except scheduled dividends paid on outstanding preferred stock as of the date hereof which contain a stated dividend rate) or otherwise makes distribution(s) on shares of its Common Stock or on any other class of capital stock and (other than the Common Stock) which is payable in shares of Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; or (iii) combines outstanding shares of Common Stock into a smaller number of shares.  If either (i), (ii) or (iii) above occurs, the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding after such event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination, and shall apply to successive subdivisions and combinations.

(b)

In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another entity, the sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then the Holder shall have the right thereafter to exercise this Warrant only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the Holder shall be entitled upon such event to receive such amount of securities or property equal to the amount of Warrant Shares such Holder would have been entitled to had such Holder exercised this Warrant immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange.  The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the Holder the right to receive the securities or property set forth in this Section 8(b) upon any exercise following any such reclassification, consolidation, merger, sale, transfer or share exchange.

 (c)

 At any time while this Warrant is outstanding, if the Company distributes to all holders of Common Stock (and not to holders of this Warrant) evidence of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 8(a), Section 8(b) and Section 8(d) hereof), then in each such case the Exercise Price shall be determined by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Exercise Price determined as of the record date mentioned above, and of which the numerator shall be such Exercise Price on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by  an independent certified public accountants that regularly examines the financial statements of the Company (the “Appraiser”).

(d)

If, at any time while this Warrant is outstanding, the Company shall issue or cause to be issued rights or warrants to acquire or otherwise sell or distribute shares of Common Stock for a consideration per share less than the lower of the Exercise Price then in effect and the then fair market value of the Common Stock, then, forthwith upon such issue or sale, the Exercise Price shall be reduced to the price (calculated to the nearest one hundredth of a cent) determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issuance, and (ii) the number of shares of Common Stock which the aggregate consideration received (or to be received, assuming exercise or conversion in full of such rights, warrants and convertible securities) for the issuance of such additional shares of Common Stock would purchase at the Exercise Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately after the issuance of such additional shares.  Such adjustment shall be made successively whenever such an issuance is made.

(e)

For the purposes of this Section 8, the following clauses shall also be applicable:

(i)  Record Date.  In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock or in securities convertible or exchangeable into shares of Common Stock, or (B) to subscribe for or purchase Common Stock or securities convertible or exchangeable into shares of Common Stock, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(ii)  Treasury Shares.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

 (f)

All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(g)

Whenever the Exercise Price is adjusted pursuant to Section 8(c) hereof, the Holder, after receipt of the determination by the Appraiser, shall have the right to select an additional appraiser (which shall be a nationally recognized accounting firm), in which case the adjustment shall be equal to the average of the adjustments recommended by each of the Appraiser and such additional appraiser appointed under this Section 8(g).  The Holder shall promptly mail or cause to be mailed to the Company, a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.  Such adjustment shall become effective immediately after the record date mentioned above, if:

(i)

the Company shall declare a dividend (or any other distribution) on its Common Stock;

(ii)

the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock;

(iii)

the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights;

(iv)

the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

(v)

the Company shall authorize the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register, at least thirty (30) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

9.

Payment of Exercise Price.  The Holder, at its sole election, may pay the Exercise Price in one of the following manners:

(a)

Cash Exercise.  The Holder shall deliver immediately available funds; or

(b)

Cashless Exercise. If at any time after one year from the date of issuance of this Warrant there is no effective registration statement registering the resale of the Warrant Shares by the Holder at such time, this Warrant may also be exercised at such time by means of a cashless exercise.  In such event, the Holder shall surrender this Warrant to the Company, together with a notice of cashless exercise, and the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y (A-B)/A

where:

X = the number of Warrant Shares to be issued

        to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the average closing bid price of the Common Stock for the five (5) trading days immediately prior to the Date of Exercise.

B = the Exercise Price.

For purposes of Rule 144 of the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have been commenced, on the issue date.

(c)

Notwithstanding anything in this Warrant to the contrary, the Holder is limited in the amount of this Warrant it may exercise.  In no event shall the Holder be entitled to exercise any amount of this Warrant in excess of that amount upon exercise of which the sum of (1) the number of shares of Common Stock beneficially owned (as such term is defined under Section 13(d) and Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by the Holder, and (2) the number of Warrant Shares issuable upon the exercise of any Warrants then owned by Holder, would result in beneficial ownership by the Holder of more than four and ninety-nine one hundredths percent (4.99%) of the outstanding shares of Common Stock of the Company, as determined in accordance with Rule13d-1(j) of the Exchange Act.  Furthermore, the Company shall not process any exercise that would result in beneficial ownership by the Holder of more than four and ninety-nine one hundredths percent (4.99%) of the outstanding shares of Common Stock of the Company.

10.

Fractional Shares.  The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant.  The number of full Warrant Shares which shall be issuable upon the exercise of this Warrant shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of this Warrant so presented.  If any fraction of a Warrant Share would, except for the provisions of this Section 10, be issuable on the exercise of this Warrant, the Company shall pay an amount in cash equal to the Exercise Price multiplied by such fraction.

11.

Notices.  Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 P.M. Boston time on a business day, (ii) the business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 P.M. Boston time on any date and earlier than 11:59 p.m. Boston time on such date, (iii) the business day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.  The addresses for such communications shall be: :  (i) if to the Company, to Dinewise, Inc., 500 Bi-County Blvd. Ste. 400, Farmingdale, NY 11735-3940, Facsimile: 631-694-8493, Attention:  Paul Roman; and (ii) if to the Holder, to Dutchess Capital Management, LLC, 50 Commonwealth Ave, Suite 2, Boston, MA  02116, Facsimile:  (617) 249-0947, or such other address or facsimile number as the Company or the Holder may provide to the other in accordance with this Section 11.

12.

Warrant Agent.  The Company shall serve as warrant agent under this Warrant.  Upon thirty (30) days notice to the Holder, the Company may appoint a new warrant agent.  Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further action.  Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder's last address as shown on the Warrant Register.

13.

Miscellaneous.

(a)

This Warrant shall be binding on and inure to the benefit of the parties hereto.  This Warrant may be amended only in writing signed by the Company and the Holder.

(b)

Nothing in this Warrant shall be construed to give to any person or corporation other than the Company and the Holder any legal or equitable right, remedy or cause under this Warrant.  This Warrant shall inure to the sole and exclusive benefit of the Company and the Holder.

 (c)

This Warrant shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to the principles of conflicts of law thereof.

(d)

The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(e)

In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(f)

The Company hereby represents and warrants to the Holder that: (i) it is voluntarily issuing this Warrant of its own freewill, (ii) it is not issuing this Warrant under economic duress, (iii) the terms of this Warrant are reasonable and fair to the Company, and (iv) the Company has had independent legal counsel of its own choosing review this Warrant, advise the Company with respect to this Warrant, and represent the Company in connection with the issuance of this Warrant.

(g)

Any capitalized term used but not defined in this Warrant shall have the meaning ascribed to it in the Transaction Documents (as such term is defined in the Debenture).

(h)

This Warrant may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Warrant.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

(i)

This Warrant and the obligations of the Company hereunder shall not be assignable by the Company.

(j)

Notwithstanding anything in this Warrant to the contrary, the parties hereto hereby acknowledge and agree to the following: (i) the Holder makes no representations or covenants that it will not engage in trading in the securities of the Company; (ii) the Company shall, by 8:30 A.M. Boston Time on the third trading day following the date hereof, file a current report on Form 8-K disclosing the material terms of the transactions contemplated hereby and in the other Transaction Documents; (iii) the Company has not and shall not provide material non-public information to the Holder unless prior thereto the Holder shall have executed a written agreement regarding the confidentiality and use of such information; and (iv) the Company understands and confirms that the Holder will be relying on the acknowledgements set forth in clauses (i) through (iii) above if the Holder effects any transactions in the securities of the Company.

14.  Disputes Under This Agreement.

All disputes arising under this Warrant shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws.  The parties hereto will submit all disputes arising under this Agreement to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association (the “AAA”).  The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts.  No party hereto will challenge the jurisdiction or venue provisions provided in this Section 14.  The award of the arbitrators shall be final and non-appealable, and judgment upon such award may be entered into any court of competent jurisdiction. Nothing in this Section 14 shall limit the Holder's right to obtain an injunction for a breach of this Agreement from a court of law.  Any injunction obtained shall remain in full force and effect until the arbitrator, as set forth in this Section 14 fully adjudicates the dispute.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

_______   _________   ________

  PR               TM                DHL

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

DINEWISE, INC.

By

__________________

Name: Paul Roman

Title: Chief Executive Officer

By__________________________________

Name: Thomas McNeill

Title: Chief Financial Officer

DUTCHESS PRIVATE EQUITIES FUND, LTD.

By: __________________________________

Name: Douglas H. Leighton

Title: Director

_______   _________   ________

  PR               TM                DHL

EXHIBIT A

FORM OF ELECTION TO PURCHASE

Dinewise, Inc.

1825 Scott St.

Detroit, MI 48207

Attention: David Rothbart

Re: Intention to Exercise Right to Purchase Shares of Common Stock Under the Warrant

Gentlemen:

In accordance with the Warrant enclosed with this Form of Election to Purchase, the undersigned hereby irrevocably elects to purchase _________________shares of Common Stock, $0.001 par value per share, of Dinewise, Inc. and, if such Holder is not utilizing the cashless exercise provisions set forth in the Warrant, encloses herewith $________ in cash, certified or official bank check(s), which sum represents the aggregate Exercise Price for the number of shares of Common Stock to which this Form of Election to Purchase relates, together with any applicable taxes payable by the undersigned pursuant to the Warrant.  Any capitalized terms used but not defined in this Form of Election to Purchase shall have the meaning ascribed to them in the accompanying Warrant.

The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of:

______________________________________________________________________

(Please insert SS# or FEIN #)

______________________________________________________________________

(Please print name and address)

If the number of shares of Common Stock issuable upon this exercise shall not be all of the shares of Common Stock which the undersigned is entitled to purchase in accordance with the enclosed Warrant, the undersigned requests that a New Warrant evidencing the right to purchase the shares of Common Stock not issuable pursuant to the exercise evidenced hereby be issued in the name of and delivered to:

______________________________________________________________________

(Please print name and address)

______________________________________________________________________

______________________________________________________________________

Dated: _____________, _____

Name of Holder:

Signed:_______________________

Print Name:____________________

Title:_________________________

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

_______   _________   ________

  PR               TM                DHL